                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Adam C. Derbyshire       Mike Freeman
             Vice President and       Director, Investor Relations and
             Chief Financial Officer  Corporate Communications
             919 862-1000             919 862-1000


                         SALIX PHARMACEUTICALS ANNOUNCES
                         FY 2001 FINANCIAL RESULTS AND
                             PLANNED STOCK OFFERING

RALEIGH, NC, February 12, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced operating results for the fourth quarter and year ended December 31, 2001 and its intention to conduct a public offering of its common stock.

FOURTH QUARTER AND YEAR END 2001 FINANCIAL RESULTS

The Company reported a net loss of $5.2 million, or $0.31 per share, for the fourth quarter of 2001 and $17.5 million, or $1.13 per share, for the year. Product revenues for the fourth quarter were $3.8 million, and product revenues for the year were $14.1 million. Product revenues were derived from sales of COLAZAL(TM) (balsalazide disodium) Capsules 750 mg, the Company's first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $1.0 million and $3.5 million in the fourth quarter and year, respectively. Gross margin on product revenue was 75% for both of these periods.

Operating expenses were $11.7 million for the fourth quarter of 2001, compared to $8.1 million for the prior year period. Operating expenses were $40.4 million for 2001, compared to $17.7 million for 2000. Selling, general and administrative expenses were $7.0 million and $24.7 million for the fourth quarter of 2001 and the year, respectively, compared to $4.6 million and $7.4 million for the respective periods of 2000. Higher operating and selling, general and administrative expenses for 2001 were due primarily to


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costs associated with the expansion of the Company's commercialization infrastructure, deployment and expansion of its sales force, and the marketing campaign for COLAZAL. Research and development expenses were $2.2 million for the fourth quarter of 2001, compared to $1.4 million for the fourth quarter of 2000. Research and development (R&D) expenses for 2001 were $6.6 million, compared to $3.8 million for the prior year. The increased R&D expenses primarily resulted from activities associated with the completion of clinical trials and preparation of a New Drug Application (NDA) for LUMENAX(TM) (rifaximin) as a treatment for travelers' diarrhea. The Company submitted the NDA with the U.S. FDA in December 2001.

Revenues from collaborative agreements and related costs for the fourth quarter were primarily related to the recognition of deferred revenues associated with the payment received during the second quarter of 2000 from Shire Pharmaceuticals Group plc for the sale to Shire of balsalazide intellectual property rights in European countries. As a result of this transaction, the Company recognized deferred revenue of $1.4 million and related expense of $0.7 million during the fourth quarter and deferred revenue of $5.5 and related expenses of $2.8 million for 2001.

Cash, cash equivalents and investments were $27.9 million on December 31, 2001.

Commenting on the quarter and year, Robert Ruscher, President and Chief Executive Officer, stated, "Salix accomplished much during 2001 in its efforts to become the leading specialty pharmaceutical company providing products to gastroenterologists and their patients. Highlights of the year include:

COLAZAL Launch

"Carolyn Logan, Senior Vice President of Sales and Marketing, and the entire sales and marketing organization have done an outstanding job over the past twelve months in launching our first product, COLAZAL. COLAZAL sales continued to grow over the course of the fourth quarter. Approximately 24,000 prescriptions were written during the fourth quarter of 2001 compared to approximately 17,000 prescriptions during the third


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quarter. We are pleased with the market penetration level we achieved in our first year of sales. Our target audience of gastroenterologists and other selected high prescribers of oral, branded 5-ASA products totals approximately 7,800. As of December 31, 2001, more than 50% of these physicians had prescribed COLAZAL. We are also pleased with our success during 2001 in securing pharmacy distribution. At mid year, COLAZAL was stocked in fewer than 10,000 pharmacies, and by year end that number approached 20,000 pharmacies. As a result of the dedication and hard work of our sales and marketing team, the Company enters 2002 with an increased level of product awareness in the marketplace and the support of a growing network of gastroenterologists across the U.S.

Sales Force Expansion

"In October, we effectively doubled the number of professional sales representatives calling on gastroenterologists. The Company now has over 60 field sales and TeleSales representatives. The expanded sales force should position the Company to better capitalize on the near-term opportunity represented by COLAZAL. During 2001, our sales representatives conducted approximately 45,000 physician calls. With the expanded sales force, our goal for physician calls for 2002 is over 100,000. The expanded sales force also should equip the Company to more effectively market any future products as we seek to expand our portfolio.

Senior Management Additions

"During the year, we made key hires at the senior management level to strengthen our research and development, medical and manufacturing operations. We are pleased to have Allen Mangel, M.D., Ph.D., Vice President, Research and Development; Scott Sykes, M.D., Vice President, Medical Affairs & Chief Medical Officer; and Joe Tyler, Vice President, Operations as members of the Salix team.

LUMENAX (rifaximin) New Drug Application (NDA) Submission

"We submitted our NDA for LUMENAX to the U.S. Food and Drug Administration on December 26, 2001 seeking approval to market the product for the treatment of travelers'

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diarrhea. We believe that our work to date on LUMENAX is only the first step in the development of this novel antibiotic as a treatment for a number of bacterial infections and related disorders of the gastrointestinal tract."

Mr. Ruscher also commented, with respect to 2002 that, "Based upon information currently available, we estimate that net COLAZAL sales for 2002 will be between $30 and $35 million."

PROPOSED PUBLIC OFFERING OF COMMON STOCK

The Company also announced that it intends to file today a registration statement with the Securities and Exchange Commission relating to a public offering of 4,000,000 shares of its common stock. The purpose of the proposed offering is to raise capital for the potential acquisition of additional products; marketing and, if necessary, development of those products; the development and commercialization of LUMENAX as a treatment for travelers' diarrhea; the development and commercialization of new indications for both COLAZAL and LUMENAX; general corporate purposes; and working capital. The Company cannot assure that the offering will occur. This press release does not constitute an offer of any securities for sale. No offer of the Company's securities will be made except by means of a prospectus.

The Company will host a conference call at 10:00 a.m., Eastern Standard Time, on February 12, 2002 to discuss the subjects of this press release. Interested parties may access the conference call by way of webcast or telephone. The live webcast will be available at http://www.salixpharm.com. To access the live
                             -------------------------
webcast, log on to the Company's web site at the address listed above and go to the investor information section. The webcast will be archived on the Company's web site through February 19.

The telephone numbers to access the conference call are (800) 967-7140 (U.S. and Canada) or (719) 457-2629 (international.) A replay of the call will be available from 1:00 p.m. Eastern Standard Time, February 12 through February 19. The telephone

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numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or
(719) 457-0820 (international.) The access code for the replay is 433741.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription drugs for the treatment of gastrointestinal diseases. Salix's strategy is to identify and acquire rights to products that it believes have potential for rapid regulatory approval or are already approved; apply its regulatory, product development, and sales and marketing expertise to commercialize these products; and use its 60-person sales force focused on high-prescribing U.S. gastroenterologists to sell its products. Salix's first marketed product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is LUMENAX (rifaximin), currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.


Salix Pharmaceuticals, Ltd.
Condensed Consolidated Statement of Operations
Unaudited
(In thousands, except per share data)

                                                                               Three Months Ended          Twelve Months Ended
                                                                            December 31,   December 31,   December 31,  December 31,
                                                                               2001           2000           2001          2000
                                                                            (unaudited)    (unaudited)    (unaudited)    (audited)
                                                                           --------------  ------------   ------------  ------------
Revenues:
    Product Revenue                                                           $  3,842       $  5,455       $ 14,129       $  6,307
    Revenue from Collaborative Agreements                                        2,433          1,375          8,221          8,235
                                                                              --------       --------       --------       --------
        Total Revenues                                                           6,275          6,830         22,350         14,542

Operating Expenses:
    Cost of Products Sold                                                          953          1,468          3,495          2,287
    License Fees and Costs Related to Collaborative Agreements                   1,571            610          5,583          4,173
    Research and Development                                                     2,177          1,359          6,629          3,844
    Selling, General and Administrative                                          6,962          4,627         24,688          7,412
                                                                              --------       --------       --------       --------
        Total Costs and Expenses                                                11,663          8,064         40,395         17,716

    Loss from operations                                                        (5,388)        (1,234)       (18,045)        (3,174)
    Interest and Other Income/(Expense), net                                       151             95            547            208
    Income tax                                                                       -              -              -             (9)
                                                                              --------       --------       --------       --------

Net loss                                                                      $ (5,237)      $ (1,139)      $(17,498)      $ (2,975)

Net loss per share                                                            $  (0.31)      $  (0.09)      $  (1.13)      $  (0.26)
                                                                              ========       ========       ========       ========
Weighted average shares outstanding                                             16,689         12,573         15,456         11,356
                                                                              ========       ========       ========       ========


Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

                                                                            December 31,   December 31,
                                                                                2001          2000
                                                                             (unaudited)    (audited)
                                                                             ------------  -----------
Assets
    Cash and Cash Equivalents                                                 $ 27,868       $ 13,244
    Accounts Receivable                                                          2,378          6,156
    Inventory                                                                    6,274          2,819
    Other Assets                                                                 2,070          3,542
                                                                              --------       --------

    Total Assets                                                              $ 38,590       $ 25,761
                                                                              ========       ========

Liabilities & Stockholders' Equity
    Accounts Payable and Other Current Liabilities                            $  8,094       $  4,532
    Deferred Revenue                                                             2,902          8,487
                                                                              --------       --------
        Total Current Liabilities                                               10,996         13,019

    Common Stock                                                                    17             14
    Additional Paid-in-Capital                                                  73,461         41,114
    Accumulated Deficit                                                        (45,884)       (28,386)
                                                                              --------       --------
    Total Stockholders' Equity                                                  27,594         12,742
                                                                              --------       --------

Total Liabilities & Equity                                                    $ 38,590       $ 25,761
                                                                              ========       ========

Please note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include stock price volatility, the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, timing of customer purchases, our ability to manage growth, risks of clinical trials and regulatory review, and the need to acquire new products. There is no assurance that the proposed public offering will be completed. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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